Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

MICHAEL J. KOSS

OCTOBER 6, 2008	(414) 964-5000

Koss First Quarter Sales Drop 9%

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone company, has announced results for its first quarter for the period ending September 30, 2008.

Sales for the first quarter were $11,486,034 compared with $12,637,606 for the same period one year ago, a 9% reduction. Net income dropped by 32% to $913,764 compared with $1,335,674. Diluted earnings per share were $0.25 compared with $0.36 one year ago.

“The drop in our first quarter sales and net income is the result of soft U.S. retail sales,” Michael J. Koss, President and CEO said here today. “We expect difficult trends in the U.S. to continue through the holiday season.”

The Company also reported that sales to Europe had increased by 24% during the quarter and that Koss was closely monitoring the changing credit environment for its European distributors.

Michael Koss went on to say that the Company was continuing to invest in new product development and marketing despite the general market slowdown.

“We believe it is critical to continue our forward progress on several key new products to remain competitive,” Koss said.

Koss will pay a dividend of $0.13 cents per share on October 15, 2008, to shareholders of record on September 30, 2008.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

Three Months Ended September 30	2008	2007
Net Sales	$11,486,034	$12,637,606
Cost of goods sold	7,085,574	7,845,626
Gross profit	4,400,460	4,791,980
Selling, general and administrative expense	2,998,527	2,784,026
Income from operations	1,401,933	2,007,954
Other income (expense)
Royalty income	58,333	131,250
Interest income	14,053	50,440
Interest expense	0	0
Income before income tax provision	1,474,319	2,189,644
Provision for income taxes	560,555	853,970
Net income	$913,764	$1,335,674
Earnings per common share:
Basic	$0.25	$0.36
Diluted	$0.25	$0.36
Dividends per common share	$0.13	$0.13

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